Exhibit 99.1

IAA, Inc. Announces Third Quarter 2022 Financial Results

Q3 Revenue Growth of 18.3% to $497.5 Million; Continued Revenue Per Unit Strength

Separately Announces IAA, Inc. to be Acquired by Ritchie Bros. Auctioneers Incorporated

WESTCHESTER, IL – November 7, 2022 - IAA, Inc. (NYSE: IAA) today announced its financial results for the third quarter of fiscal 2022, which ended October 2, 2022.

John Kett, Chief Executive Officer and President, stated, “Our third quarter results reflect the continuation of mixed industry trends as the benefit from increases in revenue per unit were largely offset by volume and cost related headwinds, particularly in the U.K. With that said, we are encouraged by the progress we are seeing with a number of insurance selling partners in the U.S. Most recently, we received high praise from our customers with respect to our response to Hurricane Ian. Our response effort was only made possible because of the consistent preparation activities of our CAT response team, the significant investment we have made in real estate and technology, and the decades of collective knowledge and experience IAA brings to the table. Throughout the response process our access to information and visibility into our operations, capacity and logistical network was exceptional, enabling IAA to react quickly and with precision to this historic storm.”

Mr. Kett continued, “We continue to focus on building operational efficiencies and delivering against our strategic objectives while continuing to navigate a dynamic macro-environment. We are also excited with the announcement of our pending combination with Ritchie Bros.”

Key Third Quarter Measures:

(Dollars in millions, except per share amounts)

	Quarter Ended		% Change	Year to Date Ended		% Change
	October 2, 2022	September 26, 2021		October 2, 2022	September 26, 2021
Revenues	$497.5	$420.7	18.3%	$1,575.4	$1,289.3	22.2%
Net Income	$50.3	$65.7	(23.4)%	$214.5	$221.1	(3.0)%
Adjusted Net Income	$59.9	$69.8	(14.2)%	$231.9	$241.0	(3.8)%
Diluted EPS	$0.38	$0.49	(22.4)%	$1.60	$1.63	(1.8)%
Adjusted Diluted EPS	$0.45	$0.52	(13.5)%	$1.73	$1.78	(2.8)%
Adjusted EBITDA	$113.3	$121.1	(6.4)%	$399.3	$406.9	(1.9)%

Highlights for the Third Quarter Ended October 2, 2022:

•	Consolidated revenues increased 18.3% to $497.5 million from $420.7 million in the third quarter of fiscal 2021. Foreign currency movements had a negative impact of $4.5 million on revenue for the quarter. Revenue from our recent acquisition of SYNETIQ was $36.5 million. Excluding these items, organic revenue increased $44.8 million, or 10.6%, to $465.5 million, consisting of a higher revenue per unit of 13.1%, partially offset by a decrease in volume of 2.2%. Service revenues increased 10.8% to $397.9 million from $359.0 million in the third quarter of fiscal 2021 due to higher revenue per unit and incremental revenue from the SYNETIQ acquisition, partially offset by lower volume of vehicles sold. Vehicle and parts sales increased 61.4% to $99.6 million, compared to $61.7 million in the third quarter of fiscal 2021, primarily due to incremental revenue from the SYNETIQ acquisition, higher revenue per unit and higher volume of vehicles sold. U.S. revenues increased by 10.0% to $405.9 million from $369.1 million in the third quarter of fiscal 2021. U.S. revenues were driven by higher revenue per unit, partially offset by lower volume. International revenues increased by 77.5% to $91.6 million from $51.6 million in the third quarter of fiscal 2021. International revenues increased primarily due to the acquisition of SYNETIQ and higher volume in Canada, partially offset by lower revenue per unit.

•	Gross profit, which is defined as total consolidated revenues minus cost of services and vehicle and parts sales, and exclusive of depreciation and amortization, decreased by 4.5% to $160.2 million from $167.8 million in the third quarter of fiscal 2021. The decrease in gross profit was primarily due to a higher mix of lower margin purchased vehicle and parts sales, market dynamics in our International segment, and higher costs for towing, occupancy and wages, partially offset by higher revenue per unit. Gross margin in the quarter declined by 770 basis points to 32.2% from 39.9% in the prior year period. Purchased vehicle and parts mix accounted for approximately 170 basis points of this decline.

•	Selling, general and administrative (“SG&A”) expenses increased by 2.4% to $51.0 million from $49.8 million in the third quarter of fiscal 2021. Adjusted SG&A expenses were $47.0 million, an increase of 0.4% compared to Adjusted SG&A expenses of $46.8 million in the third quarter of fiscal 2021. Adjusted SG&A expenses increased primarily due to higher headcount and incremental costs from our recent acquisition of SYNETIQ, partially offset by lower incentive compensation.

•	Interest expense was $13.3 million compared to $11.1 million in the third quarter of fiscal 2021. The increase in interest expense was primarily due to higher interest rates on our floating rate debt in the current year period.

•	The effective tax rate was 25.7% versus 23.2% in the third quarter of fiscal 2021. The effective tax rate in the third quarter of fiscal 2022 was adversely affected from a change in the estimate related to forecasted global income and state income taxes.

•	Net income decreased by 23.4% to $50.3 million, or $0.38 per diluted share, compared to $65.7 million, or $0.49 per diluted share, in the third quarter of fiscal 2021. Adjusted net income decreased by 14.2% to $59.9 million, or $0.45 per diluted share, compared to $69.8 million, or 0.52 per diluted share, in the third quarter of fiscal 2021.

•	Adjusted EBITDA decreased by 6.4% to $113.3 million from $121.1 million in the third quarter of fiscal 2021, primarily due to lower gross profit. Adjusted EBITDA includes favorable foreign currency movements of $0.1 million and a loss from SYNETIQ of $0.4 million in the third quarter of fiscal 2022. Excluding these items, organic Adjusted EBITDA was $113.6 million, a decrease of 6.2% compared to the third quarter of fiscal 2021.

Highlights for the Year-to-Date Ended October 2, 2022:

•	Consolidated revenues increased 22.2% to $1,575.4 million from $1,289.3 million in the prior year period. Foreign currency movements had a negative impact of $9.4 million on revenue for the year. Revenue from our recent acquisitions of Auto Exchange* and SYNETIQ was $125.5 million. Excluding these items, organic revenue increased 13.2% to $1,459.3 million, consisting of higher revenue per unit of 13.8%, partially offset by lower volume of 0.6%. Service revenues increased 13.4% to $1,249.5 million from $1,101.9 million in the prior year period primarily due to higher revenue per unit and incremental revenue from the Auto Exchange and SYNETIQ acquisitions. Vehicle and parts sales increased 73.9% to $325.9 million, compared to $187.4 million in the prior year period, primarily due to incremental revenue from the SYNETIQ acquisition, higher revenue per unit and higher volume of vehicles sold. U.S. segment revenues increased by 12.7% to $1,263.2 million from $1,120.4 million in the prior year period. U.S. revenues were driven by higher revenue per unit, partially offset by lower volume. International segment revenues increased by 84.8% to $312.2 million from $168.9 million in the prior year period. International revenues increased primarily due to the acquisition of SYNETIQ and higher volume of vehicles sold, partially offset by lower revenue per unit.

•	Gross profit, which is defined as total consolidated revenues minus cost of services and vehicle and parts sales, and exclusive of depreciation and amortization, increased by 1.3% to $543.4 million from $536.4 million in the prior year period. The increase in gross profit was primarily due to higher revenue per unit, partially offset by a higher mix of lower margin purchased vehicle and parts sales, market dynamics in our International segment, and higher costs for towing, wages and occupancy. Year-to-date gross margin decreased by 710 basis points versus the prior year to 34.5%. Purchased vehicle and parts mix accounted for approximately 190 basis points of this decline.

•	SG&A expenses increased by 11.6% to $152.8 million from $136.9 million in the prior year period. Adjusted SG&A expenses were $143.9 million, an increase of 11.1% compared to Adjusted SG&A expenses of $129.5 million in the prior year period. Adjusted SG&A expenses increased primarily due to higher headcount, incremental costs from our recent acquisitions of Auto Exchange and SYNETIQ and higher spending on information technology, partially offset by lower incentive compensation.

•	Interest expense was $36.0 million compared to $46.0 million in the prior year period. The decrease in interest expense was primarily due to a $10.3 million loss on early extinguishment of debt recognized in the second quarter of 2021, partially offset by higher interest rates on our floating rate debt in the current year period.

•	Other expense, net increased by $8.7 million mainly due to unrealized foreign currency losses in the current year period.

•	The effective tax rate was 20.1% versus 24.4% in the prior year period. The effective tax rate in the current year period benefited from favorable adjustments of $12.7 million resulting from a change in the estimate for Foreign Derived Intangible Income. The adjustments are recorded as a $9.1 million discrete item and a $3.6 million benefit in the current year period.

•	Net income decreased by 3.0% to $214.5 million, or $1.60 per diluted share, compared to $221.1 million, or $1.63 per diluted share, in the prior year period. Adjusted net income decreased by 3.8% to $231.9 million, or $1.73 per diluted share, compared to $241.0 million, or $1.78 per diluted share, in the prior year period.

•	Adjusted EBITDA decreased by 1.9% to $399.3 million from $406.9 million in the prior year period, primarily due to higher SG&A expenses, partially offset by higher gross profit. Adjusted EBITDA includes unfavorable foreign currency movements of less than $0.1 million and contributions from Auto Exchange* and SYNETIQ of $10.2 million. Excluding these items, organic Adjusted EBITDA was $389.1 million, a decrease of 4.4% over the prior year period.

*Through Auto Exchange’s first year anniversary in June 2022.

Other Financial Highlights as of October 2, 2022:

•	Net Debt: $1,021.5 million

•	Leverage Ratio: 1.9x

•	Year-to-date Net Cash Provided by Operating Activities: $315.4 million

•	Year-to-date Free Cash Flow: $218.3 million

•	Repurchased $27.2 million of stock during the first nine months of fiscal 2022; $338.8 million remaining on authorization

•	Liquidity: $665.4 million

•	Third quarter 2022 year-over-year vehicle inventory change: -13.7%

Please refer to the accompanying financial tables for a reconciliation of Net Debt, Leverage Ratio and Free Cash Flow to U.S. GAAP.

Conference Call/Webcast Detail

In light of the transaction with Ritchie Bros. Auctioneers Incorporated (“Ritchie Bros.”) announced separately today, IAA will not hold its third quarter 2022 financial results conference call, which was originally scheduled for November 10, 2022. IAA has posted commentary from management regarding its third quarter 2022 financial results online at https://investors.iaai.com/. In addition, IAA will no longer be providing financial outlook for fiscal 2022.

There will be a separate call and webcast hosted by management teams of Ritchie Bros. and IAA to discuss the transaction today at 8:00 a.m. ET.

Analysts and institutional investors may participate via conference call, using the following dial-in information:

Conference ID: 04106719

Participant Toll-Free Dial-In Number:

North America - 1-888-664-6392

UK - 08006522435

Canada: 1-416-764-8659

Media and other interested parties may listen to live webcast of the call at https://investor.ritchiebros.com.

About IAA, Inc.

IAA, Inc. (NYSE: IAA) is a leading global marketplace connecting vehicle buyers and sellers. Leveraging leading-edge technology and focusing on innovation, IAA’s unique platform facilitates the marketing and sale of total-loss, damaged and low-value vehicles for a full spectrum of sellers. Headquartered near Chicago in Westchester, Illinois, IAA has nearly 4,500 employees and more than 210 facilities throughout the U.S., Canada and the United Kingdom. IAA serves a global buyer base - located throughout over 170 countries - and a full spectrum of sellers, including insurers, dealerships, fleet lease and rental car companies, and charitable organizations. Buyers have access to multiple digital bidding and buying channels, innovative vehicle merchandising, and efficient evaluation services, enhancing the overall purchasing experience. IAA offers sellers a comprehensive suite of services aimed at maximizing vehicle value, reducing administrative costs, shortening selling cycle time and delivering the highest economic returns. For more information, visit IAAI.com and follow IAA on Facebook, Twitter, Instagram, YouTube and LinkedIn.

Forward-Looking Statements:

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements made that are not historical facts may be forward-looking statements and can be identified by words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions. In this release, such forward-looking statements include statements about our expectations regarding insurance selling partners in the US, our operational plans and macroeconomic environment and industry trends. Such statements are based on management’s current expectations, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Risks and uncertainties related to our pending merger with Ritchie Bros. Auctioneers Incorporated (“Ritchie Bros”) that may cause actual results to differ materially include, but are not limited to: the impact the announcement and pendency of the merger may have on our business, including potential adverse effects on partner and customer relationships, which could affect our results of operations and financial condition; the extent to which various closing conditions, including regulatory approvals and approvals by our stockholders, are satisfied; the risk that failure to complete the merger, or a delay in the completion of the merger, could negatively impact our business, results of operations, financial condition and stock price; the uncertainty of the ultimate value our stockholders will receive in connection with the merger; the extent to which various interim operating covenants, with which we will be required to comply while the merger remains pending, constrains our business operations and diverts management’s focus from our ongoing business; the possibility of adverse impacts on our ability to retain and hire key personnel during the pendency of the merger; the extent to which potential litigation filed against us or Ritchie Bros. could prevent or delay the completion of the merger or result in the payment of damages following the completion of the merger; and the extent to which provisions in the merger agreement limit our ability to pursue alternatives to the merger or discourage a potential competing acquirer of us, or result in any competing proposal being at a lower price than it might otherwise be. Additional risks and uncertainties that may cause actual results to differ materially include, but are not limited to: the impact of macroeconomic factors, including high fuel prices and rising inflation, on our revenues, gross profit and operating results; the loss of one or more significant vehicle seller customers or a reduction in significant volume from such sellers; our ability to meet or exceed customers’ demand and expectations; significant current competition and the introduction of new competitors or other disruptive entrants in our industry; the risk that our facilities lack the capacity to accept additional vehicles and our ability to obtain land or renew/enter into new leases at commercially reasonable rates; our ability to effectively maintain or update information and technology systems; our ability to implement and maintain measures to protect against cyberattacks and comply with applicable privacy and data security requirements; our ability to successfully implement our business strategies or realize expected cost savings and revenue enhancements, including from our margin expansion plan; business development activities, including acquisitions and the integration of acquired businesses, and the risks that the anticipated benefits of any acquisitions may not be fully realized or take longer to realize than expected; our expansion into markets outside the U.S. and the operational, competitive and regulatory risks facing our non-U.S. based operations; our reliance on subhaulers and trucking fleet operations; changes in used-vehicle prices and the volume of damaged and total loss vehicles we purchase; economic conditions, including fuel prices, commodity prices, foreign exchange rates and interest rate fluctuations; trends in new- and used-vehicle sales and incentives; uncertainties regarding the impact of possible future surges of COVID-19 infections or other pandemics, epidemics or infectious disease outbreaks on our business operations or the operations of our customers; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission (the “SEC”), including under "Risk Factors" in our Form 10-K for the year ended January 2, 2022 filed with the SEC on February 28, 2022 and Item 1A “Risk Factors” in our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2022. Other risks and uncertainties that are not presently known to us or that we currently deem immaterial may also affect our business or operating results. The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information or events, except as required by law.

Non-GAAP Financial Information

We refer to certain financial measures that are not recognized under United States generally accepted accounting principles (“GAAP”). Please see “Note Regarding Non-GAAP Financial Information" and “Reconciliation of GAAP to Non-GAAP Financial Information” for additional information and a reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures.

IAA, Inc.

Consolidated Statements of Income

(Amounts in Millions, Except Per Share)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2022	September 26, 2021	October 2, 2022	September 26, 2021
Revenues:
Service revenues	$397.9	$359.0	$1,249.5	$1,101.9
Vehicle and parts sales	99.6	61.7	325.9	187.4
Total revenues	497.5	420.7	1,575.4	1,289.3
Operating expenses:
Cost of services	244.0	198.4	739.0	592.4
Cost of vehicle and parts sales	93.3	54.5	293.0	160.5
Selling, general and administrative	51.0	49.8	152.8	136.9
Depreciation and amortization	25.2	21.2	77.9	61.5
Total operating expenses	413.5	323.9	1,262.7	951.3
Operating profit	84.0	96.8	312.7	338.0
Interest expense, net	13.3	11.1	36.0	46.0
Other expense (income), net	3.0	0.2	8.2	(0.5)
Income before income taxes	67.7	85.5	268.5	292.5
Income taxes	17.4	19.8	54.0	71.4
Net income	$50.3	$65.7	$214.5	$221.1

Net income per share:
Basic	$0.38	$0.49	$1.60	$1.64
Diluted	$0.38	$0.49	$1.60	$1.63

Weighted average common shares outstanding:
Basic	133.7	134.8	134.0	134.8
Diluted	133.9	135.3	134.1	135.3

IAA, Inc.

Consolidated Balance Sheets

(Amounts in Millions)

(Unaudited)

	October 2, 2022	January 2, 2022
Assets

Current assets
Cash and cash equivalents	$145.9	$109.4
Restricted cash	—	53.0
Accounts receivable, net of allowances of $9.3 and $9.1	418.0	465.7
Prepaid consigned vehicle charges	60.6	72.2
Other current assets	77.6	69.6
Total current assets	702.1	769.9

Non-current assets
Operating lease right-of-use assets, net of accumulated amortization of $311.1 and $238.3	1,146.3	1,024.4
Property and equipment, net of accumulated depreciation of $558.1 and $531.9	368.0	338.1
Goodwill	748.7	797.5
Intangible assets, net of accumulated amortization of $590.0 and $549.6	185.1	197.5
Other assets	31.2	26.9
Total non-current assets	2,479.3	2,384.4
Total assets	$3,181.4	$3,154.3

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$196.3	$163.5
Short-term right-of-use operating lease liability	87.9	94.3
Accrued employee benefits and compensation expenses	27.4	44.2
Other accrued expenses	77.2	124.6
Current maturities of long-term debt	32.5	181.3
Total current liabilities	421.3	607.9

Non-current liabilities
Long-term debt	1,098.2	1,120.6
Long-term right-of-use operating lease liability	1,104.0	984.8
Deferred income tax liabilities	69.6	74.8
Other liabilities	24.4	32.6
Total non-current liabilities	2,296.2	2,212.8

Stockholders' equity
Total stockholders' equity	463.9	333.6
Total liabilities and stockholders' equity	$3,181.4	$3,154.3

IAA, Inc.

Consolidated Statements of Cash Flows

(Amounts in Millions)

(Unaudited)

	Nine Months Ended
	October 2, 2022	September 26, 2021
Operating activities
Net income	$214.5	$221.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77.9	61.5
Operating lease expense	132.0	113.0
Stock-based compensation	8.9	8.3
Provision for credit losses	0.8	0.7
Loss on extinguishment of debt	—	10.3
Amortization of debt issuance costs	2.1	2.6
Deferred income taxes	(3.1)	6.9
Change in contingent consideration liabilities	4.9	—
Other	6.9	(0.4)
Changes in operating assets and liabilities:
Operating lease payments	(139.4)	(107.2)
Accounts receivable and other assets	53.1	(75.0)
Accounts payable and accrued expenses	(43.2)	41.6
Net cash provided by operating activities	315.4	283.4

Investing activities
Acquisition of business, net of cash acquired	—	(4.0)
Purchases of property, equipment and computer software	(135.9)	(80.0)
Proceeds from the sale of property and equipment	38.8	0.4
Other	(2.0)	(2.0)
Net cash used by investing activities	(99.1)	(85.6)

Financing activities
Net increase in book overdrafts	47.0	—
Proceeds from debt issuance	—	650.0
Payments of long-term debt	(173.1)	(774.0)
Deferred financing costs	(0.1)	(4.8)
Finance lease payments	(8.9)	(9.0)
Purchase of treasury stock	(27.2)	—
Issuance of common stock under stock plans	0.4	0.6
Proceeds from issuance of employee stock purchase plan shares	1.1	1.2
Tax withholding payments for vested RSUs	(7.1)	(7.3)
Payments of contingent consideration	(54.7)	(1.3)
Net cash used by financing activities	(222.6)	(144.6)
Effect of exchange rate changes on cash and restricted cash	(10.2)	0.1
Net (decrease) increase in cash, cash equivalents and restricted cash	(16.5)	53.3
Cash, cash equivalents and restricted cash at beginning of period	162.4	232.8
Cash, cash equivalents and restricted cash at end of period	$145.9	$286.1
Cash paid for interest, net	$28.2	$27.1
Cash paid for taxes, net	$61.8	$68.3

Note Regarding Non-GAAP Financial Information

This press release includes the following non-GAAP financial measures: organic revenue growth, Adjusted SG&A expenses, Adjusted net income, Adjusted diluted earnings per share (“Adjusted EPS”), Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA"), organic Adjusted EBITDA, free cash flow, and leverage ratio (defined as Net Debt divided by latest twelve month’s (“LTM”) Adjusted EBITDA). These measures are reconciled to their most directly comparable GAAP financial measures as provided in “Reconciliation of GAAP to Non-GAAP Financial Information” below.

Each of the non-GAAP measures disclosed in this press release should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies. Management uses these financial measures and key performance indicators to assess the Company’s financial operating performance, and we believe that these measures provide useful information to investors by offering additional ways of viewing the Company’s results, as noted below.

•	Organic revenue growth is growth in GAAP revenue adjusted to exclude (a) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. We believe that this measure helps investors analyze revenue on a comparable basis versus the prior year.

•	Adjusted SG&A expense is a non-GAAP financial measure calculated as GAAP SG&A expenses further adjusted for items that management believes are not representative of ongoing operations, including, but not limited to, (a) non-income, tax-related accruals, (b) fair value adjustments related to contingent consideration, (c) severance, restructuring and other retention expenses, (d) certain professional fees and (e) acquisition costs. We believe this measure helps investors understand the Company’s ongoing cost and expense structure and compare it to prior and future periods.

•	Adjusted net income and Adjusted EPS are non-GAAP financial measures calculated as net income further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) loss on extinguishment of debt, (b) non-income, tax-related accruals, (c) fair value adjustments related to contingent consideration, (d) severance, restructuring and other retention expenses, (e) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (f) acquisition costs, and (g) certain professional fees, as well as (h) gains and losses related to foreign currency exchange rates, and (i) the amortization of acquired intangible assets, and further adjusted to reflect the tax impact of these items. We believe that these measures help investors understand the long-term profitability of our Company and compare our profitability to prior and future periods.

•	Adjusted EBITDA is a non-GAAP financial measure calculated as net income before income taxes, interest expense, and depreciation and amortization (“EBITDA”) and further adjusted for items that management believes are not representative of ongoing operations including, but not limited to, (a) non-income, tax-related accruals, (b) fair value adjustments related to contingent consideration (c) severance, restructuring and other retention expenses, (d) the net loss or gain on the sale of assets or expenses associated with certain M&A, financing and other transactions, (e) acquisition costs, and (f) certain professional fees, as well as (g) gains and losses related to foreign currency exchange rates. Organic Adjusted EBITDA is further adjusted to exclude (a) EBITDA from acquired businesses recorded prior to the first anniversary of the acquisition, and (b) the impact of foreign currency movements. We believe that these measures provide useful information regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and help investors compare our performance to prior and future periods.

•	Free cash flow is a non-GAAP measure defined as cash flows from operating activities less purchases of property, equipment and computer software, and plus proceeds from the sale of equipment. We believe that this measure helps investors understand our ability to generate cash without external financings, invest in our business, grow our business through acquisitions and return capital to shareholders. A limitation of free cash flow is that is does not consider the Company’s debt service requirements and other non-discretionary expenditures. As a result, free cash flow is not necessarily representative of cash available for discretionary expenditures.

•	Leverage ratio is a non-GAAP measure defined as Net Debt divided by LTM Adjusted EBITDA. Net Debt is defined as total debt less cash. LTM Adjusted EBITDA is defined as Adjusted EBITDA over the prior twelve month period. We believe these measures help investors understand our capital structure and level of debt compared to prior and future periods.

Reconciliation of GAAP to Non-GAAP Financial Information

IAA, Inc.

Reconciliation of Organic Revenue Growth

(Amounts in Millions)

(Unaudited)

	Three Months Ended Oct 2, 2022 vs. Sep 26, 2021	Nine Months Ended Oct 2, 2022 vs. Sep 26, 2021

Revenue Growth	$76.8	$286.1
Add:
Acquisitions revenue	(36.5)	(125.5)
Foreign currency impact	4.5	9.4
Organic Revenue Growth	$44.8	$170.0

IAA, Inc.

Reconciliation of Adjusted Selling, General and Administrative Expenses

(Amounts in Millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2022	September 26, 2021	October 2, 2022	September 26, 2021
Selling, general and administrative expenses	$51.0	$49.8	$152.8	$136.9
Less non-GAAP adjustments:
Non-income, tax related accrual	—	—	—	2.7
Fair value adjustments related to contingent consideration	1.9	—	4.9	—
Retention / severance / restructuring	0.5	1.3	0.6	1.9
Professional fees	0.4	—	1.7	1.0
Acquisition costs	1.2	1.7	1.7	1.8
Adjusted selling, general and administrative expenses	$47.0	$46.8	$143.9	$129.5

IAA, Inc.

Reconciliation of Adjusted Net Income

(Amounts in Millions, Except Per Share)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2022	September 26, 2021	October 2, 2022	September 26, 2021
Net Income	$50.3	$65.7	$214.5	$221.1
Add back non-GAAP adjustments
Loss on extinguishment of debt	—	—	—	10.3
Non-income, tax related accrual	—	—	—	2.7
Fair value adjustments related to contingent consideration	1.9	—	4.9	—
Retention / severance / restructuring	0.5	1.3	0.6	1.9
Gain on sale of assets	(0.1)	(0.2)	(0.7)	(0.4)
Professional fees	0.4	—	1.7	1.0
Acquisition costs	1.2	1.7	1.7	1.8
Non-operating foreign exchange loss/(gain)	3.2	0.5	8.7	(0.1)
Amortization of acquired intangible assets	5.4	3.4	16.8	9.8
Non-GAAP adjustments to income before income taxes	12.5	6.7	33.7	27.0

Income tax impact of Non-GAAP adjustments to income before income taxes	(2.0)	(1.5)	(6.8)	(6.6)
Discrete tax items	(0.9)	(1.1)	(9.5)	(0.5)
Non-GAAP adjustments to net income	9.6	4.1	17.4	19.9
Adjusted net income	$59.9	$69.8	$231.9	$241.0

GAAP diluted EPS	$0.38	$0.49	$1.60	$1.63
EPS impact of Non-GAAP Adjustments	0.07	0.03	0.13	0.15
Adjusted diluted EPS	$0.45	$0.52	$1.73	$1.78

Note: Amounts will not always recalculate due to rounding

IAA, Inc.

Reconciliation of Adjusted EBITDA and Organic Adjusted EBITDA

(Amounts in Millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2022	September 26, 2021	October 2, 2022	September 26, 2021

Net income	$50.3	$65.7	$214.5	$221.1
Add: income taxes	17.4	19.8	54.0	71.4
Add: interest expense, net	13.3	11.1	36.0	46.0
Add: depreciation & amortization	25.2	21.2	77.9	61.5
EBITDA	106.2	117.8	382.4	400.0
Add back non-GAAP adjustments
Non-income, tax related accrual	—	—	—	2.7
Fair value adjustments related to contingent consideration	1.9	—	4.9	—
Retention / severance / restructuring	0.5	1.3	0.6	1.9
Gain on sale of assets	(0.1)	(0.2)	(0.7)	(0.4)
Professional fees	0.4	—	1.7	1.0
Acquisition costs	1.2	1.7	1.7	1.8
Non-operating foreign exchange loss/(gain)	3.2	0.5	8.7	(0.1)
Adjusted EBITDA	113.3	121.1	399.3	406.9
Currency movements	(0.1)	—	—	—
Acquisitions EBITDA	0.4	—	(10.2)	—
Organic Adjusted EBITDA	$113.6	$121.1	$389.1	$406.9

Note: Amounts will not always recalculate due to rounding

IAA, Inc.

Reconciliation of Adjusted LTM EBITDA

(Amounts in millions)

(Unaudited)

	Quarter Ended				LTM Ended
	1/2/22	4/3/22	7/3/22	10/2/22	10/2/22
Net income	$73.3	$81.5	$82.7	$50.3	$287.8
Add: income taxes	22.2	26.5	10.1	17.4	76.2
Add: interest expense, net	11.7	11.2	11.5	13.3	47.7
Add: depreciation & amortization	25.0	26.1	26.6	25.2	102.9
EBITDA	132.2	145.3	130.9	106.2	514.6
Add back non-GAAP adjustments
Fair value adjustments related to contingent consideration	2.3	1.8	1.2	1.9	7.2
Retention / severance / restructuring	0.4	0.1	—	0.5	1.0
Loss / (Gain) on sale of assets	0.3	(0.2)	(0.4)	(0.1)	(0.4)
Acquisition costs	4.8	0.5	—	1.2	6.5
Professional fees	—	0.4	0.9	0.4	1.7
Non-operating foreign exchange loss	0.4	1.9	3.6	3.2	9.1
Adjusted EBITDA	$140.4	$149.8	$136.2	$113.3	$539.7

Note: Amounts will not always recalculate due to rounding

IAA, Inc.

Reconciliation of Net Debt

(Amounts in Millions)

(Unaudited)

October 2, 2022
Term Loan	$641.9
Senior Notes	500.0
Capital Leases	25.5
Total Debt	1,167.4
Less: Cash	145.9
Net Debt	$1,021.5

IAA, Inc.

Reconciliation of Free Cash Flow

(Amounts in Millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2022	September 26, 2021	October 2, 2022	September 26, 2021
Net cash provided by operating activities	$85.1	$32.7	$315.4	$283.4
Proceeds from the sale of property and equipment	0.1	—	38.8	0.4
Less: Purchases of property, equipment and computer software	(60.8)	(22.2)	(135.9)	(80.0)
Free cash flow	$24.4	$10.5	$218.3	$203.8

Contacts

Media Inquiries:

Jeanene O’Brien

SVP Marketing and Communications

#######@iaai.com | (###) ###-####

Investor Inquiries:

Farah Soi/Caitlin Churchill

ICR

IAA_ICR@icrinc.com | (###) ###-####